Exhibit 3.1

AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

METABOLEX, INC.

Harold Van Wart hereby certifies that:

ONE: This company was originally incorporated in the State of Delaware on October 5, 1988 under the name Transtech Corporation. This company changed its name to Transplantation Technology, Inc. by an amendment filed on April 27, 1989. This company changed its name from Transplantation Technology, Inc. to Transtech Medical, Inc. by an amendment filed on June 15, 1992. This Company changed its name from Transtech Medical, Inc. to Metabolex, Inc. by an amendment filed on September 30, 1994.

TWO: He is the duly elected and acting Chief Executive Officer of Metabolex, Inc., a Delaware corporation.

THREE: The Certificate of Incorporation of this company is hereby amended and restated to read as follows:

I.

The name of this company is CymaBay Therapeutics, Inc. (the “Company”).

II.

The address of the Company’s registered office in the State of Delaware is 2711 Centerville Road, Suite 400, County of New Castle, Wilmington, Zip Code 19808. The name of the Company’s registered agent at such address is The Prentice-Hall Corporation System, Inc.

III.

The purpose of the Company is to engage in any lawful act or activity for which a corporation may be organized under the Delaware General Corporation Law (“DGCL”).

IV.

A. The Company is authorized to issue two classes of stock to be designated, respectively, “Common Stock” and “Preferred Stock.” The total number of shares that the Company is authorized to issue is One Hundred Twenty-Nine Million Two Hundred Fifty-Eight Thousand Six Hundred Eight (129,258,608) shares, Seventy-Four Million (74,000,000) shares of which shall be Common Stock (the “Common Stock”) and Fifty-Five Million Two Hundred Fifty-Eight Thousand Six Hundred Eight (55,258,608) shares of which shall be Preferred Stock (the “Preferred Stock”). The Preferred Stock shall have a par value of $0.0001 per share and the Common Stock shall have a par value of $0.0001 per share.

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B. The number of authorized shares of Common Stock may be increased or decreased (but not below the number of shares of Common Stock then outstanding) by the affirmative vote of the holders of a majority of the stock of the Company (voting together on an as-if-converted basis), irrespective of the provisions of Section 242(b)(2) of the DGCL.

C. One Million Twelve Thousand Three Hundred Eighty-Nine (1,012,389) of the authorized shares of Preferred Stock are hereby designated “Series A-1 Preferred Stock” (the “Series A-1 Preferred”), Twenty-Nine Million Six Hundred Seventy-One Thousand Two Hundred Twenty-Two (29,671,222) of the authorized shares of Preferred Stock are hereby designated “Series B-1 Preferred Stock” (the “Series B-1 Preferred”), Six Million (6,000,000) of the authorized shares of Preferred Stock are hereby designated “Series C-1 Preferred Stock” (the “Series C-1 Preferred”), Seven Million Nine Hundred Seventy-Four Thousand Nine Hundred Ninety-Seven (7,974,997) of the authorized shares of Preferred Stock are hereby designated “Series D-1 Preferred Stock” (the “Series D-1 Preferred”), Three Million Two Hundred Thousand (3,200,000) of the authorized shares of Preferred Stock are hereby designated “Series E-1 Preferred Stock” (the “Series E-1 Preferred”) and Seven Million Four Hundred Thousand (7,400,000) of the authorized shares of Preferred Stock are hereby designated “Series E-3 Preferred Stock” (the “Series E-3 Preferred,” together with the Series E-1 Preferred, the “Series E Preferred”). The Series A-1 Preferred, Series B-1 Preferred, Series C-1 Preferred, Series D-1 Preferred and Series E Preferred are collectively referred to herein as the “Series Preferred.”

D. The rights, preferences, privileges, restrictions and other matters relating to the Series Preferred are as follows:

1. DIVIDEND RIGHTS.

(a) Holders of Series E Preferred, in preference to the holders of Series A-1 Preferred, Series B-1 Preferred, Series C-1 Preferred, Series D-1 Preferred and Common Stock, shall be entitled to receive, when and as declared by the Board of Directors (the “Board”), but only out of funds that are legally available therefor, cash dividends at the rate of $0.2344 per annum on each outstanding share of Series E Preferred (as adjusted for any stock dividends, combinations, splits, recapitalizations and the like with respect to such shares after the filing date hereof). Such dividends shall accrue from day to day, whether or not declared, and shall be cumulative; provided, however, that except as set forth in subsections 1(f), 3(a), 3(b), 3(c) and 3(d), the Company shall be under no obligation to pay such dividends.

(b) After full payment of dividends as set forth in Section 1(a) above, holders of Series D-1 Preferred, in preference to the holders of Series A-1 Preferred, Series B-1 Preferred, Series C-1 Preferred and Common Stock, shall be entitled to receive, when and as declared by the Board, but only out of funds that are legally available therefor, cash dividends at the rate of $0.32 per annum on each outstanding share of Series D-1 Preferred (as adjusted for any stock dividends, combinations, splits, recapitalizations and the like with respect to such shares after the filing date hereof). Such dividends shall accrue from day to day, whether or not declared, and shall be cumulative; provided, however, that except as set forth in subsections 1(f), 3(a), 3(b), 3(c) and 3(d), the Company shall be under no obligation to pay such dividends.

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(c) After full payment of dividends as set forth in Sections 1(a) and 1(b) above, holders of Series B-1 Preferred and Series C-1 Preferred, in preference to the holders of Series A-1 Preferred and Common Stock, shall be entitled to receive, when and as declared by the Board, but only out of funds that are legally available therefor, cash dividends at the rate of (i) in the case of the Series B-1 Preferred, $0.2344 per annum on each outstanding share of Series B-1 Preferred (as adjusted for any stock dividends, combinations, splits, recapitalizations and the like with respect to such shares after the filing date hereof) and (ii) in the case of the Series C-1 Preferred, $0.368 per annum on each outstanding share of Series C-1 Preferred (as adjusted for any stock dividends, combinations, splits, recapitalizations and the like with respect to such shares after the filing date hereof). Such dividends shall accrue from day to day, whether or not declared, and shall be cumulative; provided, however, that except as set forth in subsections 1(f), 3(a), 3(b), 3(c) and 3(d), the Company shall be under no obligation to pay such dividends.

(d) After full payment of dividends as set forth in Sections 1(a), 1(b) and 1(c) above, holders of Series A-1 Preferred, in preference to the holders of Common Stock, shall be entitled to receive, when and as declared by the Board, but only out of funds that are legally available therefor, cash dividends at the rate of $0.2344 per annum on each outstanding share of Series A-1 Preferred (as adjusted for any stock dividends, combinations, splits, recapitalizations and the like with respect to such shares after the filing date hereof). Such dividends shall accrue from day to day, whether or not declared, and shall be cumulative; provided however, that except as set forth in subsections 1(f), 3(a), 3(b), 3(c) and 3(d), the Company shall be under no obligation to pay such dividends.

(e) So long as any shares of Series Preferred are outstanding, the Company shall not pay or declare any dividend, whether in cash or property, or make any other distribution on the Common Stock, or purchase, redeem or otherwise acquire for value any shares of Common Stock until all dividends as set forth in Sections 1(a), 1(b), 1(c) and 1(d) above on the Series Preferred shall have been paid or declared and set apart for payment, except for:

(i) acquisitions of Common Stock by the Company pursuant to agreements that permit the Company to repurchase such shares at cost (or the lesser of cost or fair market value) upon termination of services to the Company; or

(ii) acquisitions of Common Stock in exercise of the Company’s right of first refusal to repurchase such shares.

(f) In the event dividends are paid on any share of Common Stock (other than as provided in subsections 1(e)(i) and 1(e)(ii) above), the Company shall pay an additional dividend on all outstanding shares of Series Preferred in a per share amount equal (on an as-if-converted to Common Stock basis) to the amount paid or set aside for each share of Common Stock.

(g) The provisions of Sections 1(e) and 1(f) shall not apply to a dividend payable in Common Stock, or any repurchase of any outstanding securities of the Company that is approved by (i) the Board, (ii) holders of at least sixty-six and two-thirds percent (66 2/3%) of the outstanding Series B-1 Preferred (voting as a separate class) and (iii) holders of at least fifty-one percent (51%) of the outstanding Series D-1 Preferred and Series E Preferred (voting together as a single class on an as-if-converted basis).

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(h) The holders of the Series Preferred expressly waive their rights, if any, as described in California Code Sections 502 and 503 as they relate to repurchases of shares of Common Stock upon termination of employment or service as a consultant or director.

2. VOTING RIGHTS.

(a) General Rights. Each holder of shares of the Series Preferred shall be entitled to the number of votes equal to the number of shares of Common Stock into which such shares of Series Preferred could be converted (pursuant to Section 5 hereof) immediately after the close of business on the record date fixed for such meeting or the effective date of such written consent and shall have voting rights and powers equal to the voting rights and powers of the Common Stock and shall be entitled to notice of any stockholders’ meeting in accordance with the Bylaws of the Company. Except as otherwise provided herein or as required by law, the Series Preferred shall vote together with the Common Stock at any annual or special meeting of the stockholders and not as a separate class, and may act by written consent in the same manner as the Common Stock. Fractional votes shall not, however, be permitted and any fractional voting rights available on an as-converted basis (after aggregating all shares into which shares of Series Preferred held by each holder could be converted) shall be rounded to the nearest whole number (with one-half being rounded upward).

(b) Separate Vote of Series B-1 Preferred, Series C-1 Preferred, Series D-1 Preferred and Series E Preferred. For so long as any shares of Series B-1 Preferred, Series C-1 Preferred, Series D-1 Preferred or Series E Preferred remain outstanding, in addition to any other vote or consent required herein or by law, the vote or written consent of the holders of (i) at least sixty-six and two-thirds percent (66 2/3%) of the outstanding Series B-1 Preferred and Series C-1 Preferred, voting together as a single class, and (ii) at least fifty-one percent (51%) of the outstanding Series D-1 Preferred and Series E Preferred, voting together as a single class on an as-if-converted basis, shall be necessary for effecting or validating the following actions by the Company or any subsidiary of the Company:

(i) Any amendment, alteration, or repeal of any provision of the Certificate of Incorporation or the Bylaws of the Company (including, without limitation, any filing of a Certificate of Designation or by way of merger or otherwise);

(ii) any increase or decrease in the authorized number of shares of Common Stock, Preferred Stock or Series Preferred;

(iii) any redemption, repurchase, payment of dividends or other distributions with respect to any of the Company’s equity securities (except for acquisitions of Common Stock by the Company permitted by Sections 1(e)(i) or 1(e)(ii) and the redemption of the Series B-1 Preferred, Series D-1 Preferred and Series E Preferred pursuant to Section 6);

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(iv) any acquisition of an equity interest in, or all or substantially all of the assets of, any other entity;

(v) any issuance of debt (except (i) as to accounts payable and equipment lease lines incurred in the ordinary course of business, so long as the principal and interest payments of such equipment lease lines do not exceed ten million dollars ($10,000,000) in the aggregate at any time outstanding and (ii) for issuance of debt pursuant to credit facilities in existence as of the date of this Amended and Restated Certificate of Incorporation);

(vi) any increase or decrease in the authorized number of members of the Board;

(vii) any forgiveness of, waiver or change to, the payment terms of any indebtedness for borrowed money currently owed to the Company;

(viii) the appointment or dismissal of the Company’s chief executive officer or chief financial officer;

(ix) any guarantee of the obligations of any other person or entity;

(x) any dissolution, voluntary bankruptcy or liquidation of the Company or any subsidiary of the Company;

(xi) authorize, issue, or obligate itself to issue, any equity securities or securities exchangeable for, or convertible into, equity securities (except for shares of Common Stock and “Convertible Securities” that are not deemed “Additional Shares of Common Stock” (each as defined in Section 5(i));

(xii) any agreement by the Company or its stockholders regarding an Asset Transfer or Acquisition (each as defined in Section 4(b));

(xiii) any creation or establishment of a pledge, mortgage, lien (other than those that may be unilaterally imposed by domestic tax authorities or otherwise by operation of law) or security interest in or over the Company’s assets (other than to secure equipment lease debt and as may otherwise be imposed by operation of law); and

(xiv) any change to this Section 2(b).

(c) Election of Board of Directors.

(i) For so long as at least Five Million (5,000,000) shares of Series B-1 Preferred remain outstanding (as adjusted for any stock dividends, combinations, splits, recapitalizations and the like with respect to such shares after the filing date hereof) the holders of Series B-1 Preferred, voting as a separate class, shall be entitled to elect five (5) members of the Board at each meeting or pursuant to each consent of the Company’s stockholders for the election of directors, and to remove from office such directors and to fill any vacancy caused by the resignation, death or removal of such directors;

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(ii) For so long as at least Two Million Five Hundred Thousand (2,500,000) shares of Series D-1 Preferred remain outstanding (as adjusted for any stock dividends, combinations, splits, recapitalizations and the like with respect to such shares after the filing date hereof) the holders of Series D-1 Preferred, voting as a separate class, shall be entitled to elect one (1) member of the Board at each meeting or pursuant to each consent of the Company’s stockholders for the election of directors, and to remove from office such director and to fill any vacancy caused by the resignation, death or removal of such director;

(iii) The holders of Common Stock, voting as a separate class, shall be entitled to elect one (1) member of the Board at each meeting or pursuant to each consent of the Company’s stockholders for the election of directors, and to remove from office such director and to fill any vacancy caused by the resignation, death or removal of such director; and

(iv) The holders of Common Stock and Series Preferred, voting together as a single class on an as-if-converted basis, shall be entitled to elect all remaining members of the Board at each meeting or pursuant to each consent of the Company’s stockholders for the election of directors, and to remove from office such directors and to fill any vacancy caused by the resignation, death or removal of such directors.

(v) No person entitled to vote at an election for directors may cumulate votes to which such person is entitled, unless, at the time of such election, the Company is subject to Section 2115 of the California General Corporation Law (“CGCL”). During such time or times that the Company is subject to Section 2115(b) of the CGCL, every stockholder entitled to vote at an election for directors may cumulate such stockholder’s votes and give one candidate a number of votes equal to the number of directors to be elected multiplied by the number of votes to which such stockholder’s shares are otherwise entitled, or distribute the stockholder’s votes on the same principle among as many candidates as such stockholder desires. No stockholder, however, shall be entitled to so cumulate such stockholder’s votes unless (i) the names of such candidate or candidates have been placed in nomination prior to the voting and (ii) the stockholder has given notice at the meeting, prior to the voting, of such stockholder’s intention to cumulate such stockholder’s votes. If any stockholder has given proper notice to cumulate votes, all stockholders may cumulate their votes for any candidates who have been properly placed in nomination. Under cumulative voting, the candidates receiving the highest number of votes, up to the number of directors to be elected, are elected.

(vi) During such time or times that the Company is subject to Section 2115(b) of the CGCL, the Board or any individual director may be removed from office at any time without cause by the affirmative vote of the holders of at least a majority of the outstanding shares entitled to vote for such director; provided, however, that unless the entire Board is removed, no individual director may be removed when the votes cast against such director’s removal, or not consenting in writing to such removal, would be sufficient to elect that

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director if voted cumulatively at an election that the same total number of votes were cast (or, if such action is taken by written consent, all shares entitled to vote were voted) and the entire number of directors authorized to be elected by holders of such series or class at the time of such director’s most recent election were then being elected.

3. LIQUIDATION RIGHTS.

(a) Upon any liquidation, dissolution, or winding up of the Company, whether voluntary or involuntary, before any distribution or payment shall be made to the holders of Series A-1 Preferred, Series B-1 Preferred, Series C-1 Preferred, Series D-1 Preferred or Common Stock, the holders of Series E Preferred shall be entitled to be paid out of the assets of the Company legally available for distribution, or the consideration received in such transaction, (i) in the case of the holders of Series E-1 Preferred, an amount per share of Series E-1 Preferred equal to $5.86 (as adjusted for any stock dividends, combinations, splits, recapitalizations and the like with respect to such shares after the filing date hereof) plus accrued and unpaid dividends and (ii) in the case of the holders of Series E-3 Preferred, an amount per share of Series E-3 Preferred equal to $3.6625 (as adjusted for any stock dividends, combinations, splits, recapitalizations and the like with respect to such shares after the filing date hereof) plus accrued and unpaid dividends. If, upon any such liquidation, dissolution, or winding up, the assets of the Company (or the consideration received in such transaction) shall be insufficient to make payment in full to all holders of Series E Preferred of the liquidation preference set forth in this Section 3(a), then such assets (or consideration) shall be distributed among the holders of Series E Preferred at the time outstanding, ratably in proportion to the full amounts to which they would otherwise be respectively entitled hereunder.

(b) Upon any liquidation, dissolution, or winding up of the Company, whether voluntary or involuntary, after payment of the full liquidation preference set forth in Section 3(a) above, before any distribution or payment shall be made to the holders of Series A-1 Preferred, Series B-1 Preferred, Series C-1 Preferred or Common Stock, the holders of Series D-1 Preferred shall be entitled to be paid out of the assets of the Company legally available for distribution, or the consideration received in such transaction, an amount per share of Series D-1 Preferred equal to $4.00 (as adjusted for any stock dividends, combinations, splits, recapitalizations and the like with respect to such shares after the filing date hereof) plus accrued and unpaid dividends. If, upon any such liquidation, dissolution, or winding up, the assets of the Company (or the consideration received in such transaction) shall be insufficient to make payment in full to all holders of Series D-1 Preferred of the liquidation preference set forth in this Section 3(b), then such assets (or consideration) shall be distributed among the holders of Series D-1 Preferred at the time outstanding, ratably in proportion to the full amounts to which they would otherwise be respectively entitled hereunder.

(c) Upon any liquidation, dissolution, or winding up of the Company, whether voluntary or involuntary, after payment of the full liquidation preference set forth in Sections 3(a) and 3(b) above, before any distribution or payment shall be made to the holders of Series A-1 Preferred or Common Stock, the holders of Series B-1 Preferred and Series C-1 Preferred shall be entitled to be paid out of the assets of the Company legally available for distribution, or the consideration received in such transaction, (i) in the case of the holders of

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Series B-1 Preferred, an amount per share of Series B-1 Preferred equal to $2.93 (as adjusted for any stock dividends, combinations, splits, recapitalizations and the like with respect to such shares after the filing date hereof) plus accrued and unpaid dividends and (ii) in the case of the holders of Series C-1 Preferred, an amount per share of Series C-1 Preferred equal to $4.60 (as adjusted for any stock dividends, combinations, splits, recapitalizations and the like with respect to such shares after the filing date hereof) plus accrued and unpaid dividends. If, upon any such liquidation, dissolution, or winding up, the assets of the Company (or the consideration received in such transaction) shall be insufficient to make payment in full to all holders of Series B-1 Preferred and Series C-1 Preferred of the liquidation preference set forth in this Section 3(c), then such assets (or consideration) shall be distributed among the holders of Series B-1 Preferred and Series C-1 Preferred at the time outstanding, ratably in proportion to the full amounts to which they would otherwise be respectively entitled hereunder.

(d) Upon any liquidation, dissolution, or winding up of the Company, whether voluntary or involuntary, after payment of the full liquidation preference set forth in Sections 3(a), 3(b) and 3(c) above, before any distribution or payment shall be made to the holders of any Common Stock, the holders of Series A-1 Preferred shall be entitled to be paid out of the assets of the Company legally available for distribution, or the consideration received in such transaction, an amount per share of Series A-1 Preferred equal to $2.93 (as adjusted for any stock dividends, combinations, splits, recapitalizations and the like with respect to such shares after the filing date hereof) plus accrued and unpaid dividends. If, upon any such liquidation, dissolution, or winding up, the assets of the Company (or the consideration received in such transaction) shall be insufficient to make payment in full to all holders of Series A-1 Preferred of the liquidation preference set forth in this Section 3(d), then such assets (or consideration) shall be distributed among the holders of Series A-1 Preferred at the time outstanding, ratably in proportion to the full amounts to which they would otherwise be respectively entitled hereunder.

(e) After the payment of the full liquidation preference of the Series Preferred as set forth in Sections 3(a), 3(b), 3(c) and 3(d), the remaining assets of the Company legally available for distribution (or the consideration received in such transaction), if any, shall be distributed ratably to the holders of Common Stock and Series Preferred on an as-if-converted to Common Stock basis.

4. ASSET TRANSFER OR ACQUISITION RIGHTS.

(a) Upon the closing of any Acquisition or Asset Transfer each holder of Series Preferred shall be entitled to receive, for each share of Series Preferred then held, out of the proceeds of such Acquisition or Asset Transfer, the amount of cash, securities or other property to which such holder would be entitled to receive in a liquidation pursuant to Section 3.

(b) For the purposes of this Section 4: (i) “Acquisition” shall mean the acquisition of the Company by another entity by means of any transaction or series of related transactions (including, without limitation, any merger, tender offer, stock sale, stock exchange, reorganization or other business combination) in which the holders of the Company’s issued and outstanding voting securities immediately prior to such transaction, do not own or control at least a majority of the combined voting power of the voting securities of the surviving entity (or its

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parent) in substantially the same proportion as their ownership prior to such transaction (except as provided herein or in connection with an internal restructuring, reorganization or recapitalization of the Company); provided that an Acquisition shall not include (x) any consolidation or merger effected exclusively to change the domicile of the Company or (y) any transaction or series of transactions that are principally for bona fide equity financing purposes in which cash is received by the Company or indebtedness of the Company is cancelled or converted or a combination thereof and (ii) “Asset Transfer” shall mean a sale, lease or other disposition of all or substantially all of the assets of the Company or the exclusive license of substantially all of the intellectual property of the Company to a third party in one transaction or series of related transactions. Notwithstanding the foregoing, any of the above occurrences shall not be deemed an Acquisition or Asset Transfer upon the written election of holders of (i) at least sixty-six and two-thirds percent (66 2/3%) of the outstanding shares of Series B-1 Preferred, voting as a separate class, and (ii) at least fifty-one percent (51%) of the outstanding shares of Series D-1 Preferred and Series E Preferred, voting together as a single class on an as-if-converted basis.

(c) In any Acquisition or Asset Transfer, if the consideration to be received is securities of a corporation or other property other than cash, its value will be deemed its fair market value as determined in good faith by the Board.

5. CONVERSION RIGHTS.

The holders of the Series Preferred shall have the following rights with respect to the conversion of the Series Preferred into shares of Common Stock (the “Conversion Rights”):

(a) Optional Conversion. Subject to and in compliance with the provisions of this Section 5, any shares of Series Preferred may, at the option of the holder, be converted at any time into fully-paid and nonassessable shares of Common Stock. The number of shares of Common Stock to which a holder of Series Preferred shall be entitled upon conversion shall be the product obtained by multiplying the “Series Preferred Conversion Rate” then in effect (determined as provided in Section 5(b)) by the number of shares of Series Preferred being converted.

(b) Series Preferred Conversion Rate. The conversion rate in effect at any time for conversion of the Series Preferred (the “Series Preferred Conversion Rate”) shall be the quotient obtained by dividing the applicable Original Issue Price (as determined below) of a series of Series Preferred by the applicable “Series Preferred Conversion Price,” calculated as provided in Section 5(c). The “Original Issue Price” of the Series A-1 Preferred shall be $2.93 per share, the “Original Issue Price” of the Series B-1 Preferred shall be $2.93 per share, the “Original Issue Price” of the Series C-1 Preferred shall be $4.60 per share, the “Original Issue Price” of the Series D-1 Preferred shall be $4.00 per share and the “Original Issue Price” of the Series E Preferred shall be $2.93 per share (each as adjusted for any stock dividends, combinations, splits, recapitalizations and the like with respect to such shares after the filing date hereof).

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(c) Series Preferred Conversion Price. The conversion price for the Series A-1 Preferred shall initially be $2.93 per share (the “Series A-1 Conversion Price”). The conversion price for the Series B-1 Preferred shall initially be $2.93 per share (the “Series B-1 Conversion Price”). The conversion price for the Series C-1 Preferred shall initially be $4.60 per share (the “Series C-1 Conversion Price”). The conversion price for the Series D-1 Preferred shall initially be $2.93 per share (the “Series D-1 Conversion Price”). The conversion price for the Series E Preferred shall initially be $2.93 per share (the “Series E Conversion Price,” together with the Series A-1 Conversion Price, the Series B-1 Conversion Price, the Series C-1 Conversion Price and the Series D-1 Conversion Price, the “Series Preferred Conversion Price”)). Such initial Series Preferred Conversion Price shall be adjusted from time to time in accordance with this Section 5. All references to the Series Preferred Conversion Price herein shall mean the applicable Series Preferred Conversion Price as so adjusted.

(d) Mechanics of Conversion. Each holder of Series Preferred who desires to convert the same into shares of Common Stock pursuant to this Section 5 shall surrender the certificate or certificates therefor, duly endorsed, at the office of the Company or any transfer agent for the Series Preferred, and shall give written notice to the Company at such office that such holder elects to convert the same. Such notice shall state the number of shares of Series Preferred being converted. Thereupon, the Company shall promptly issue and deliver at such office to such holder a certificate or certificates for the number of shares of Common Stock to which such holder is entitled and shall promptly pay (i) in cash or, to the extent sufficient funds are not then legally available therefor, in Common Stock (at the Common Stock’s fair market value determined by the Board as of the date of such conversion), any declared and unpaid dividends on the shares of Series Preferred being converted and (ii) in cash (at the Common Stock’s fair market value determined by the Board as of the date of conversion) the value of any fractional share of Common Stock otherwise issuable to such holder. Such conversion shall be deemed to have been made at the close of business on the date of such surrender of the certificates representing the shares of Series Preferred to be converted, and the person entitled to receive the shares of Common Stock issuable upon such conversion shall be treated for all purposes as the record holder of such shares of Common Stock on such date.

(e) Adjustment for Stock Splits and Combinations. If at any time or from time to time after the date hereof (the “Original Issue Date”) the Company effects a subdivision of the outstanding Common Stock without a corresponding subdivision of the Preferred Stock, each Series Preferred Conversion Price in effect immediately before that subdivision shall be proportionately decreased. Conversely, if at any time or from time to time after the Original Issue Date the Company combines the outstanding shares of Common Stock into a smaller number of shares without a corresponding combination of the Preferred Stock, each Series Preferred Conversion Price in effect immediately before the combination shall be proportionately increased. Any adjustment under this Section 5(e) shall become effective at the close of business on the date the subdivision or combination becomes effective.

(f) Adjustment for Common Stock Dividends and Distributions. If at any time or from time to time after the Original Issue Date the Company pays a dividend or other distribution in additional shares of Common Stock, each Series Preferred Conversion Price that is then in effect shall be decreased as of the time of such issuance, as provided below:

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(i) The Series Preferred Conversion Price shall be adjusted by multiplying the applicable Series Preferred Conversion Price then in effect by a fraction equal to:

(A) the numerator of which is the total number of shares of Common Stock issued and outstanding immediately prior to the time of such issuance, and

(B) the denominator of which is the total number of shares of Common Stock issued and outstanding immediately prior to the time of such issuance plus the number of shares of Common Stock issuable in payment of such dividend or distribution;

(ii) if the Company fixes a record date to determine which holders of Common Stock are entitled to receive such dividend or other distribution, the Series Preferred Conversion Price shall be fixed as of the close of business on such record date and the number of shares of Common Stock shall be calculated immediately prior to the close of business on such record date; and

(iii) if such record date is fixed and such dividend is not fully paid or if such distribution is not fully made on the date fixed therefor, the Series Preferred Conversion Price shall be recomputed accordingly as of the close of business on such record date and thereafter the Series Preferred Conversion Price shall be adjusted pursuant to this Section 5(f) to reflect the actual payment of such dividend or distribution.

(g) Adjustment for Reclassification, Exchange and Substitution. If at any time or from time to time after the Original Issue Date, the Common Stock issuable upon the conversion of the Series Preferred is changed into the same or a different number of shares of any class or classes of stock, whether by recapitalization, reclassification or otherwise (other than an Acquisition or Asset Transfer as defined in Section 4 or a subdivision or combination of shares or stock dividend or a reorganization, merger, consolidation or sale of assets provided for elsewhere in this Section 5), in any such event each holder of Series Preferred shall then have the right to convert such stock into the kind and amount of stock and other securities and property receivable upon such recapitalization, reclassification or other change by holders of the maximum number of shares of Common Stock into which such shares of Series Preferred could have been converted immediately prior to such recapitalization, reclassification or change, all subject to further adjustment as provided herein or with respect to such other securities or property by the terms thereof.

(h) Reorganizations, Mergers or Consolidations. If at any time or from time to time after the Original Issue Date, there is a capital reorganization of the Common Stock or the merger or consolidation of the Company with or into another corporation or another entity or person (other than an Acquisition or Asset Transfer as defined in Section 4 or a recapitalization, subdivision, combination, reclassification, exchange or substitution of shares provided for elsewhere in this Section 5), as a part of such capital reorganization, provision shall be made so that the holders of the Series Preferred shall thereafter be entitled to receive upon conversion of the Series Preferred the number of shares of stock or other securities or property of the Company to which a holder of the number of shares of Common Stock deliverable upon conversion would have been entitled on such capital reorganization, subject to adjustment in

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respect of such stock or securities by the terms thereof. In any such case, appropriate adjustment shall be made in the application of the provisions of this Section 5 with respect to the rights of the holders of Series Preferred after the capital reorganization to the end that the provisions of this Section 5 (including adjustment of the applicable Series Preferred Conversion Price then in effect and the number of shares issuable upon conversion of the Series Preferred) shall be applicable after that event and be as nearly equivalent as practicable.

(i) Sale of Shares Below Series Preferred Conversion Price.

(i) If at any time or from time to time after the Original Issue Date, the Company issues or sells, or is deemed by the express provisions of this Section 5(i) to have issued or sold, Additional Shares of Common Stock (as defined below), other than as provided in Section 5(f), 5(g) or 5(h), for an Effective Price (as defined below) less than the then effective Series A-1 Conversion Price, Series B-1 Conversion Price, Series D-1 Conversion Price or Series E Conversion Price, as applicable (a “Qualifying Dilutive Issuance”), then and in each such case, the then existing Series A-1 Conversion Price, Series B-1 Conversion Price, Series D-1 Conversion Price or Series E Conversion Price, as applicable, shall be reduced, as of the close of business on the date of such issue or sale to the lowest price per share paid in such Qualifying Dilutive Issuance.

(ii) No adjustment shall be made to the Series A-1 Conversion Price, Series B-1 Conversion Price, Series D-1 Conversion Price or Series E Conversion Price, as applicable, in an amount less than one tenth of one cent per share. Any adjustment otherwise required by this Section 5(i) that is not required to be made due to the preceding sentence shall be included in any subsequent adjustment to the Series A-1 Conversion Price, Series B-1 Conversion Price, Series D-1 Conversion Price or Series E Conversion Price, as applicable.

(iii) For the purpose of making any adjustment required under this Section 5(i), the aggregate consideration received by the Company for any issue or sale of securities (the “Aggregate Consideration”) shall be defined as: (A) to the extent it consists of cash, be computed at the net amount of cash received by the Company after deduction of any underwriting or similar commissions, compensation or concessions paid or allowed by the Company in connection with such issue or sale but without deduction of any expenses payable by the Company, (B) to the extent it consists of property other than cash, be computed at the fair value of that property as determined in good faith by the Board, and (C) if Additional Shares of Common Stock, Convertible Securities (as defined below) or rights or options to purchase either Additional Shares of Common Stock or Convertible Securities are issued or sold together with other stock or securities or other assets of the Company for a consideration that covers both, be computed as the portion of the consideration so received that may be reasonably determined in good faith by the Board to be allocable to such Additional Shares of Common Stock, Convertible Securities or rights or options.

(iv) For the purpose of the adjustment required under this Section 5(i), if the Company issues or sells (x) Preferred Stock or other stock, options, warrants, purchase rights or other securities convertible into, Additional Shares of Common Stock (such convertible stock or securities being herein referred to as “Convertible Securities”) or (y) rights

12.

or options for the purchase of Additional Shares of Common Stock or Convertible Securities and if the Effective Price of such Additional Shares of Common Stock is less than the applicable Series A-1 Conversion Price, Series B-1 Conversion Price, Series D-1 Conversion Price or Series E Conversion Price, in each case the Company shall be deemed to have issued at the time of the issuance of such rights or options or Convertible Securities the maximum number of Additional Shares of Common Stock issuable upon exercise or conversion thereof and to have received as consideration for the issuance of such shares an amount equal to the total amount of the consideration, if any, received by the Company for the issuance of such rights or options or Convertible Securities plus:

(A) in the case of such rights or options, the minimum amounts of consideration, if any, payable to the Company upon the exercise of such rights or options; and

(B) in the case of Convertible Securities, the minimum amounts of consideration, if any, payable to the Company upon the conversion thereof (other than by cancellation of liabilities or obligations evidenced by such Convertible Securities); provided that if the minimum amounts of such consideration cannot be ascertained, but are a function of antidilution or similar protective clauses, the Company shall be deemed to have received the minimum amounts of consideration without reference to such clauses.

(C) If the minimum amount of consideration payable to the Company upon the exercise or conversion of rights, options or Convertible Securities is reduced over time or on the occurrence or non-occurrence of specified events other than by reason of antidilution adjustments, the Effective Price shall be recalculated using the figure to which such minimum amount of consideration is reduced; provided further, that if the minimum amount of consideration payable to the Company upon the exercise or conversion of such rights, options or Convertible Securities is subsequently increased, the Effective Price shall be again recalculated using the increased minimum amount of consideration payable to the Company upon the exercise or conversion of such rights, options or Convertible Securities.

(D) No further adjustment of the applicable Series A-1 Conversion Price, Series B-1 Conversion Price, Series D-1 Conversion Price or Series E Conversion Price, as adjusted upon the issuance of such rights, options or Convertible Securities, shall be made as a result of the actual issuance of Additional Shares of Common Stock or the exercise of any such rights or options or the conversion of any such Convertible Securities. If any such rights or options or the conversion privilege represented by any such Convertible Securities shall expire without having been exercised, the Series A-1 Conversion Price, Series B-1 Conversion Price, Series D-1 Conversion Price or Series E Conversion Price, as applicable, as adjusted upon the issuance of such rights, options or Convertible Securities shall be readjusted to the Series A-1 Conversion Price, Series B-1 Conversion Price, Series D-1 Conversion Price or Series E Conversion Price, as applicable, which would have been in effect had an adjustment been made on the basis that the only Additional Shares of Common Stock so issued were the Additional Shares of Common Stock, if any, actually issued or sold on the exercise of such rights or options or rights of conversion of such Convertible Securities, and such Additional Shares of Common Stock, if any, were issued or sold for the consideration actually received by the

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Company upon such exercise, plus the consideration, if any, actually received by the Company for the granting of all such rights or options, whether or not exercised, plus the consideration received for issuing or selling the Convertible Securities actually converted, plus the consideration, if any, actually received by the Company (other than by cancellation of liabilities or obligations evidenced by such Convertible Securities) on the conversion of such Convertible Securities, provided that such readjustment shall not apply to prior conversions of Series Preferred.

(v) For the purpose of making any adjustment to the Conversion Price of the Series A-1 Preferred, Series B-1 Preferred, Series D-1 Preferred and Series E Preferred required under this Section 5(i), “Additional Shares of Common Stock” shall mean all shares of Common Stock issued by the Company or deemed to be issued pursuant to this Section 5(i) (including shares of Common Stock subsequently reacquired or retired by the Company), other than:

(A) Common Stock and/or options, warrants or other Common Stock purchase rights and the Common Stock issued pursuant to such options, warrants or other rights after the Original Issue Date to employees, officers or directors of, or consultants or advisors to, the Company or any subsidiary pursuant to stock purchase or stock option plans or other arrangements that are approved by the Board;

(B) shares of Common Stock issued pursuant to the exercise of Convertible Securities outstanding as of the Original Issue Date;

(C) shares of Common Stock and Convertible Securities and the Common Stock issued pursuant to such Convertible Securities pursuant to a merger, consolidation, strategic alliance, acquisition or similar business combination, in each case, as approved by the Board, provided such issuances are for other than primarily equity financing purposes;

(D) shares of Common Stock and Convertible Securities issued in connection with the settlement of disputed amounts approved by the Board;

(E) shares of Common Stock issued upon conversion of the Series Preferred;

(F) shares of Common Stock and Convertible Securities issued pursuant to any equipment loan or leasing arrangement, real property leasing arrangement or debt financing from a bank or similar financial institution, the primary purpose of which is other than to obtain financing for the Company through the issuance of equity securities, in each case, as approved by the Board;

(G) shares of Common Stock issued by the Company pursuant to a registration statement filed under the Securities Act of 1933, as amended;

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(H) shares of Common Stock and Convertible Securities issued in connection with strategic transactions involving the Company and other entities, including (i) joint ventures, manufacturing, marketing or distribution arrangements or (ii) technology transfer or development arrangements, in any event entered into primarily for non-capital raising purposes; provided that the issuance of shares therein has been approved by the Board;

(I) shares of Common Stock and Convertible Securities issued in connection with any Next Equity Financing, as defined in Section 7 below; and

(J) the shares of Series E Preferred issuable upon conversion of the secured convertible promissory notes convertible into Series E-1 Preferred, issued pursuant to the Loan Facility Agreement dated October 1, 2009, and the Common Stock issuable upon conversion of such shares of Series E Preferred.

References to Common Stock in the subsections of this clause (v) shall mean all shares of Common Stock issued by the Company or deemed to be issued pursuant to this Section 5(i). The “Effective Price” of Additional Shares of Common Stock shall mean the quotient determined by dividing the total number of Additional Shares of Common Stock issued or sold, or deemed to have been issued or sold by the Company under this Section 5(i), into the Aggregate Consideration received, or deemed to have been received by the Company for such issue under this Section 5(i), for such Additional Shares of Common Stock.

(vi) In the event that the Company issues or sells, or is deemed to have issued or sold, Additional Shares of Common Stock in a Qualifying Dilutive Issuance (the “First Dilutive Issuance”), then in the event that the Company issues or sells, or is deemed to have issued or sold, Additional Shares of Common Stock in a Qualifying Dilutive Issuance other than the First Dilutive Issuance (a “Subsequent Dilutive Issuance”) pursuant to the same instruments as the First Dilutive Issuance, then and in each such case upon a Subsequent Dilutive Issuance the Series A-1 Conversion Price, Series B-1 Conversion Price, Series D-1 Conversion Price or Series E Conversion Price, as applicable, shall be reduced to the Series A-1 Conversion Price, Series B-1 Conversion Price, Series D-1 Conversion Price or Series E Conversion Price, as applicable, that would have been in effect had the First Dilutive Issuance and each Subsequent Dilutive Issuance all occurred on the closing date of the First Dilutive Issuance.

(j) Certificate of Adjustment. In each case of an adjustment or readjustment of the Series Preferred Conversion Price for the number of shares of Common Stock or other securities issuable upon conversion of the Series Preferred, if the Series Preferred is then convertible pursuant to this Section 5, the Company, at its expense, shall compute such adjustment or readjustment in accordance with the provisions hereof and prepare a certificate showing such adjustment or readjustment, and shall mail such certificate, by first class mail, postage prepaid, to each registered holder of Series Preferred at the holder’s address as shown in the Company’s books. The certificate shall set forth such adjustment or readjustment, showing in detail the facts upon which such adjustment or readjustment is based, including a statement of (i) the consideration received or deemed to be received by the Company for any Additional Shares of Common Stock issued or sold or deemed to have been issued or sold, (ii) the Series Preferred Conversion Price at the time in effect, (iii) the number of Additional Shares of Common Stock and (iv) the type and amount, if any, of other property which at the time would be received upon conversion of the Series Preferred.

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(k) Notices of Record Date. Upon (i) any taking by the Company of a record of the holders of any class of securities for the purpose of determining the holders thereof who are entitled to receive any dividend or other distribution, or (ii) any Acquisition (as defined in Section 4) or other capital reorganization of the Company, any reclassification or recapitalization of the capital stock of the Company, any merger or consolidation of the Company with or into any other corporation, or any Asset Transfer (as defined in Section 4), or any voluntary or involuntary dissolution, liquidation or winding up of the Company, the Company shall mail to each holder of Series Preferred at least ten (10) days prior to the record date specified therein (or such shorter period approved by the holders of (i) at least sixty-six and two-thirds percent (66-2/3%) of the outstanding Series B-1 Preferred, voting as a separate class, and (ii) at least fifty-one percent (51%) of the outstanding Series D-1 Preferred and Series E Preferred, voting together as a single class on an as-if-converted basis), a notice specifying (A) the date upon which any such record is to be taken for the purpose of such dividend or distribution and a description of such dividend or distribution, (B) the date upon which any such Acquisition, reorganization, reclassification, transfer, consolidation, merger, Asset Transfer, dissolution, liquidation or winding up is expected to become effective, and (C) the date, if any, that is to be fixed as to when the holders of record of Common Stock (or other securities) shall be entitled to exchange their shares of Common Stock (or other securities) for securities or other property deliverable upon such Acquisition, reorganization, reclassification, transfer, consolidation, merger, Asset Transfer, dissolution, liquidation or winding up.

(l) Automatic Conversion.

(i) Each share of Series Preferred shall automatically be converted into shares of Common Stock, based on the then-effective Series Preferred Conversion Price, (A) at any time upon the affirmative election of (1) the holders of at least sixty-six and two-thirds percent (66-2/3%) of the outstanding shares of Series B-1 Preferred, voting as a separate class, and (2) the holders of at least fifty-one percent (51%) of the outstanding shares of Series D-1 Preferred and Series E Preferred, voting together as a single class on an as-if-converted basis, or (B) immediately upon the closing of a firmly underwritten public offering pursuant to an effective registration statement under the Securities Act of 1933, as amended, covering the offer and sale of Common Stock for the account of the Company in which (i) the per share price is at least $8.00 (as adjusted for any stock dividends, combinations, splits, recapitalizations and the like with respect to such shares after the filing date hereof), and (ii) the gross cash proceeds to the Company (before deducting underwriting discounts, commissions and fees) are at least $30,000,000. Upon such automatic conversion, any declared and unpaid dividends shall be paid in accordance with the provisions of Section 5(d).

(ii) Upon the occurrence of either of the events specified in Section 5(l)(i), subject, in the case of Section 5(l)(i)(B), to the closing thereof, the outstanding shares of Series Preferred shall be converted automatically without any further action by the holders of such shares and whether or not the certificates representing such shares are

16.

surrendered to the Company or its transfer agent; provided, however, that the Company shall not be obligated to issue certificates evidencing the shares of Common Stock issuable upon such conversion unless the certificates evidencing such shares of Series Preferred are either delivered to the Company or its transfer agent as provided below, or the holder notifies the Company or its transfer agent that such certificates have been lost, stolen or destroyed and executes an agreement satisfactory to the Company to indemnify the Company from any loss incurred by it in connection with such certificates. Upon the occurrence of such automatic conversion of the Series Preferred, the holders of Series Preferred shall surrender the certificates representing such shares at the office of the Company or any transfer agent for the Series Preferred. Thereupon, there shall be issued and delivered to such holder promptly at such office and in its name as shown on such surrendered certificate or certificates, a certificate or certificates for the number of shares of Common Stock into which the shares of Series Preferred surrendered were convertible on the date upon which such automatic conversion occurred, and any declared and unpaid dividends shall be paid in accordance with the provisions of Section 5(d).

(m) Fractional Shares. No fractional shares of Common Stock shall be issued upon conversion of Series Preferred. All shares of Common Stock (including fractions thereof) issuable upon conversion of more than one share of Series Preferred by a holder thereof shall be aggregated for purposes of determining whether the conversion would result in the issuance of any fractional share. If, after the aforementioned aggregation, the conversion would result in the issuance of any fractional share, the Company shall, in lieu of issuing any fractional share, pay cash equal to the product of such fraction multiplied by the Common Stock’s fair market value (as determined by the Board) on the date of conversion.

(n) Reservation of Stock Issuable Upon Conversion. The Company shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock, solely for the purpose of effecting the conversion of the shares of the Series Preferred, such number of its shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of the Series Preferred. If at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all then outstanding shares of the Series Preferred, the Company will take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purpose.

(o) Notices. Any notice required by the provisions of this Section 5 shall be in writing and shall be deemed effectively given: (i) upon personal delivery to the party to be notified, (ii) when sent by confirmed electronic mail or facsimile if sent during normal business hours of the recipient; if not, then on the next business day, (iii) five (5) days after having been sent by registered or certified mail, return receipt requested, postage prepaid, or (iv) one (1) business day after deposit with a nationally recognized overnight courier, specifying next day delivery, with verification of receipt. All notices shall be addressed to each holder of record at the address of such holder appearing on the books of the Company.

(p) Payment of Taxes. The Company will pay all taxes (other than taxes based upon income) and other governmental charges that may be imposed with respect to the issue or delivery of shares of Common Stock upon conversion of shares of Series Preferred, excluding any tax or other charge imposed in connection with any transfer involved in the issue and delivery of shares of Common Stock in a name other than that in which the shares of Series Preferred so converted were registered.

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6. REDEMPTION.

(a) The Company shall be obligated to redeem the Series B-1 Preferred, Series D-1 Preferred and Series E Preferred as follows:

(i) The holders of at least (A) sixty-six and two-thirds percent (66 2/3%) of the then outstanding shares of Series B-1 Preferred, voting as a separate class; and (B) fifty-one percent (51%) of the then outstanding shares of Series D-1 Preferred and Series E Preferred, voting together as a single class on an as-if-converted basis, may, by written notice to the Company, require the Company, to the extent it may lawfully do so, to redeem the Series B-1 Preferred, Series D-1 Preferred and Series E Preferred in three (3) annual installments beginning on the sixtieth (60th) day following the eighth anniversary of the Original Issue Date, and ending on the date two (2) years from such first redemption date (each a “Redemption Date”). The Company shall effect such redemptions on the applicable Redemption Date (i) with respect to the Series B-1 Preferred, by paying in cash in exchange for the shares of Series B-1 Preferred to be redeemed a sum equal to the Original Issue Price per share of Series B-1 Preferred (as adjusted for any stock dividends, combinations, splits, recapitalizations and the like after filing date hereof), (ii) with respect to the Series D-1 Preferred, by paying in cash in exchange for the shares of Series D-1 Preferred to be redeemed a sum equal to the Original Issue Price per share of Series D-1 Preferred (as adjusted for any stock dividends, combinations, splits, recapitalizations and the like after filing date hereof) and (iii) with respect to the Series E Preferred, by paying in cash in exchange for the shares of Series E Preferred to be redeemed a sum equal to the Original Issue Price per share of Series E Preferred (as adjusted for any stock dividends, combinations, splits, recapitalizations and the like after filing date hereof). The total amount to be paid for the Series B-1 Preferred, Series D-1 Preferred and Series E Preferred is hereinafter referred to as the “Redemption Price.” The number of shares of Series B-1 Preferred, Series D-1 Preferred and Series E Preferred that the Company shall be required to redeem on any one Redemption Date shall be equal to the amount determined by dividing (A) the aggregate number of shares of Series B-1 Preferred, Series D-1 Preferred and Series E Preferred outstanding immediately prior to the Redemption Date by (B) the number of remaining Redemption Dates (including the Redemption Date to which such calculation applies). Shares subject to redemption pursuant to this Section 6(a) shall be redeemed from each holder of Series B-1 Preferred, Series D-1 Preferred and Series E Preferred on a pro rata basis, based on the number of shares then held.

(ii) At least thirty (30) days but no more than sixty (60) days prior to the first Redemption Date, the Company shall send a notice (a “Redemption Notice”) to all holders of Series B-1 Preferred, Series D-1 Preferred and Series E Preferred to be redeemed setting forth (A) the Redemption Price for the shares to be redeemed; and (B) the place at which such holders may obtain payment of the Redemption Price upon surrender of their share certificates. If the Company does not have sufficient funds legally available to redeem all shares to be redeemed at each Redemption Date, then it shall so notify such holders and shall redeem such shares pro rata (based on the portion of the aggregate Redemption Price payable to them) to the extent possible and shall redeem the remaining shares to be redeemed as soon as sufficient funds are legally available.

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(b) On or prior to each Redemption Date, the Company shall deposit the Redemption Price of all shares to be redeemed on such Redemption Date with a bank or trust company having aggregate capital and surplus in excess of $100,000,000, as a trust fund, with irrevocable instructions and authority to the bank or trust company to pay, on and after such Redemption Date, the Redemption Price of the shares to their respective holders upon the surrender of their share certificates. Any moneys deposited by the Company pursuant to this Section 6(b) for the redemption of shares thereafter converted into shares of Common Stock pursuant to Section 5 no later than the fifth (5th) day preceding the applicable Redemption Date shall be returned to the Company forthwith upon such conversion. The balance of any funds deposited by the Company pursuant to this Section 6(b) remaining unclaimed at the expiration of two (2) years following such Redemption Date shall be returned to the Company promptly upon its written request.

(c) On or after each such Redemption Date, each holder of shares of Series B-1 Preferred, Series D-1 Preferred and Series E Preferred to be redeemed shall surrender such holder’s certificates representing such shares to the Company in the manner and at the place designated in the Redemption Notice, and thereupon the Redemption Price of such shares shall be payable to the order of the person whose name appears on such certificate or certificates as the owner thereof and each surrendered certificate shall be canceled. In the event less than all the shares represented by such certificates are redeemed, a new certificate shall be issued representing the unredeemed shares. From and after such Redemption Date, unless there shall have been a default in payment of the Redemption Price or the Company is unable to pay the Redemption Price due to not having sufficient legally available funds, all rights of the holder of such shares as holder of Series B-1 Preferred, Series D-1 Preferred and Series E Preferred (except the right to receive the Redemption Price without interest upon surrender of their certificates), shall cease and terminate with respect to such shares; provided that in the event that shares of Series B-1 Preferred, Series D-1 Preferred and Series E Preferred are not redeemed due to a default in payment by the Company or because the Company does not have sufficient legally available funds, such shares of Series B-1 Preferred, Series D-1 Preferred and Series E Preferred shall remain outstanding and shall be entitled to all of the rights and preferences provided herein until redeemed.

(d) In the event of a call for redemption of any shares of Series B-1 Preferred, Series D-1 Preferred and Series E Preferred, the Conversion Rights (as defined in Section 5) for such Series B-1 Preferred, Series D-1 Preferred and Series E Preferred shall terminate as to the shares designated for redemption at the close of business on the fifth (5th) day preceding the applicable Redemption Date, unless default is made in payment of the Redemption Price.

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7. SPECIAL CONVERSION RATE

(a) Definitions. For purposes of this Section 7:

(i) “Applicable Holder” means a holder of Series Preferred as of immediately prior to the Special Conversion Adjustment Time.

(ii) “Conversion Date” means the date of the initial closing of any Next Equity Financing.

(iii) “Next Equity Financing” means the next sale and issuance of the Company’s capital stock with aggregate proceeds to the Company of not less than $1,000,000.

(iv) “Non-Participating Holder” means an Applicable Holder that does not purchases (either on its own or by its designated affiliates, without duplication), prior to the Special Conversion Adjustment Time, any equity securities sold by the Company in any Next Equity Financing.

(v) “Participation Multiple” means a percentage between one percent (1%) and a maximum of three hundred percent (300%), equal to the aggregate number of shares of the Company’s equity securities purchased in any Next Equity Financing by a Participation Holder in relation to such Participating Holder’s Pro Rata Share.

(vi) “Participating Holder” means an Applicable Holder that purchases (either on its own or by its designated affiliates, without duplication), prior to the Special Conversion Adjustment Time, any equity securities sold by the Company in any Next Equity Financing.

(vii) “Pro Rata Share” means that number of shares of the Company’s equity securities offered by the Company to such Applicable Holder in any Next Equity Financing, which shall be determined by multiplying (i) the number of shares of equity securities allocated for sale in such Next Equity Financing to all Applicable Holders by (ii) the quotient of (a) the number of outstanding shares of Preferred Stock of the Company held by a particular Applicable Holder as of immediately prior to the Special Conversion Adjustment Time, divided by (b) the number of outstanding shares of Preferred Stock of the Company held by all Applicable Holders as of immediately prior to the Special Conversion Adjustment Time.

(viii) “Special Conversion Adjustment” means an automatic adjustment of the Series Preferred Conversion Rate for each shares of Series Preferred held by a Participating Holder pursuant to this Section 7 at the Special Conversion Adjustment Time.

(ix) “Special Conversion Adjustment Time” means 5:00 p.m., Pacific Time, on the Conversion Date.

(b) Mechanics of Special Conversion Adjustment.

(i) At the Special Conversion Adjustment Time, in the event a Participating Holder’s Participation Multiple is between 1% and 99%, then:

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(A) All shares of Series Preferred held by such Participating Holder equal to the product (i) one (1) minus the Participating Holder’s Participation Multiple multiplied by (ii) the aggregate number of shares of Series Preferred held by such Participating Holder shall automatically convert into such number of shares of the Company’s Common Stock at the applicable Series Preferred Conversion Rate for such shares of Series Preferred as set forth in Section 5(b) hereof; and

(B) The balance of all shares of Series Preferred held by such Participating Holder shall automatically convert into shares of the Company’s Common Stock at a ratio equal to four (4) shares of Common Stock for each share of Series Preferred held by such Participating Holder.

(ii) At the Special Conversion Adjustment Time, in the event a Participating Holder’s Participation Multiple is between 100% and 300%, then all shares of Series Preferred held by such Participating Holder shall automatically convert into such number of shares of the Company’s Common Stock equal to the product (A) the Applicable Holder’s Participating Multiple multiplied by the aggregate number of shares of Series Preferred held by such Applicable Holder immediately prior to the Special Conversion Adjustment Time multiplied by (B) four (4).

(iii) At the Special Conversion Adjustment Time, all shares of Series Preferred held by any Non-Participating Holder shall automatically convert into such number of shares of the Company’s Common Stock as set forth in Section 5(b) hereof.

(c) In the event a Participating Holder’s shares of Series Preferred are converted into shares of the Company’s Common Stock in accordance with Section 7(b)(i)(A) hereof, the shares of each series of Series Preferred held by such holder shall be automatically converted in such a manner as to maximize the total number of shares of Common Stock issuable to such holder by upon taking into consideration the currently effective Series Preferred Conversion Rate for each outstanding series of Preferred Stock.

(d) The Company shall not be obligated to issue certificates evidencing the shares of Common Stock issuable upon such Special Conversion Adjustment unless and until the certificates evidencing the shares of Series Preferred that have been converted pursuant to such Special Conversion Adjustment are either delivered to the Company or its transfer agent as provided below, or the holder notifies the Company or its transfer agent that such certificates have been lost, stolen or destroyed and executes an agreement satisfactory to the Company to indemnify the Company from any loss incurred by it in connection with such certificates.

(e) Each Applicable Holder shall promptly deliver to the Company during regular business hours at the office of the Company or its transfer agent, or at such other place as may be designated by the Company, the certificate or certificates for the shares of Series Preferred so converted, duly endorsed or assigned in blank to the Company or the holder shall notify the Company or its transfer agent that such certificate or certificates have been lost, stolen or destroyed and execute an agreement satisfactory to the Company to indemnify the Company from any loss incurred in connection with such certificate or certificates. As promptly as practicable thereafter, the Company shall:

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(i) issue and deliver to such Applicable Holder a certificate or certificates for the number of full shares of Common Stock to be issued upon such Special Conversion Adjustment and such holder shall be deemed to have become a holder of record of such shares of Common Stock as of the Special Conversion Adjustment Time;

(ii) pay to such Applicable Holder in cash or, to the extent sufficient funds are not then legally available therefor, in Common Stock, any declared and unpaid dividends on the shares of Series Preferred being converted pursuant to the Special Conversion Adjustment.

8. NO REISSUANCE OF SERIES PREFERRED.

No shares of Series Preferred acquired by the Company by reason of redemption, purchase, conversion or otherwise shall be reissued.

V.

A. The liability of the directors of the Company for monetary damages shall be eliminated to the fullest extent under applicable law.

B. The Company is authorized to provide indemnification of agents (as defined in Section 317 of the CGCL) for breach of duty to the Company and its stockholders through Bylaw provisions or through agreements with the agents, or through stockholder resolutions, or otherwise, in excess of the indemnification otherwise permitted by Section 317 of the CGCL, subject to the limits on such indemnification set forth in Section 145 of the DGCL and, at any time or times that the Company is subject to Section 2115(b) of the CGCL, to the limits on such excess indemnification set forth in Section 204 of the CGCL.

C. Any repeal or modification of this Article V shall only be prospective and shall not affect the rights under this Article V in effect at the time of the alleged occurrence of any action or omission to act giving rise to liability.

VI.

For the management of the business and for the conduct of the affairs of the Company, and in further definition, limitation and regulation of the powers of the Company, of its directors and of its stockholders or any class thereof, as the case may be, it is further provided that:

A. The management of the business and the conduct of the affairs of the Company shall be vested in its Board. The number of directors that shall constitute the whole Board shall be fixed by the Board in the manner provided in the Bylaws, subject to any restrictions that may be set forth in this Certificate of Incorporation.

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B. The Board is expressly empowered to adopt, amend or repeal the Bylaws of the Company. The stockholders shall also have the power to adopt, amend or repeal the Bylaws of the Company; provided, however, that, in addition to any vote of the holders of any class or series of stock of the Company required by law or by this Certificate of Incorporation, the affirmative vote of the holders of at least a majority of the voting power of all of the then-outstanding shares of the capital stock of the Company entitled to vote generally in the election of directors, voting together as a single class, shall be required to adopt, amend or repeal any provision of the Bylaws of the Company.

C. The directors of the Company need not be elected by written ballot unless the Bylaws so provide.

*  *  *  *

FOUR: This Amended and Restated Certificate of Incorporation has been duly approved by the Board of Directors of the Company.

FIVE: This Amended and Restated Certificate of Incorporation was approved by the holders of the requisite number of shares of the company in accordance with Section 228 of the DGCL. This Amended and Restated Certificate of Incorporation has been duly adopted in accordance with the provisions of Sections 242 and 245 of the DGCL by the stockholders of the company.

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IN WITNESS WHEREOF, the undersigned has executed this certificate on July 30, 2013.

/s/ Harold Van Wart
Harold Van Wart
President and Chief Executive Officer

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